As filed with the Securities and Exchange Commission on May 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAVA Therapeutics N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Yalelaan 60
3584 CM Utrecht, the Netherlands (Address of Principal Executive Offices)	Not Applicable (Zip Code)

Stock Option Plan (2018)

U.S. Stock Option Plan (2020)

Long-Term Incentive Plan (2021)

2021 Employee Stock Purchase Plan

(Full title of the plan)

Lava Therapeutics, Inc.
2929 Arch Street, Suite 1700
Philadelphia, PA 19104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian Plaza Divakar Gupta Joshua A. Kaufman Cooley LLP One Freedom Square Reston, Virginia 20190 +1 703 456 8000	Stephen Hurly Chief Executive Officer LAVA Therapeutics N.V. Yalelaan 60 3584 CM Utrecht, the Netherlands +31 6 3000 3035

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, €0.12 nominal value per share
—Common Shares reserved for future grant under the Long-Term Incentive Plan (2021)	2,535,226(2)(3)	$11.88(8)(c)	$30,118,484.88	$3,285.93
—Common Shares reserved for future grant under the 2021 Employee Stock Purchase Plan	253,523(4)	$10.10(8)(d)	$2,560,075.25	$279.30
—Outstanding under the Stock Option Plan (2018) (Options)	736,372(5)	$0.01(8)(a)	$8,983.73	$0.98
—Outstanding under the U.S. Stock Option Plan (2020) (Options)	1,563,136(6)	$5.98(8)(b)	$9,347,459.18	$1,019.81
TOTAL	5,088,257	—	$42,035,003.04	$4,586.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares, nominal value €0.12 (the “Common Shares”) that become issuable under the Registrant’s Stock Option Plan (2018) (the “2018 Plan”), the Registrant’s U.S. Stock Option Plan (2020) (the “2020 Plan”), the Registrant’s Long-Term Incentive Plan (2021) (the “2021 LTIP”) or the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Shares.

(2)	Represents Common Shares reserved for future grant under the 2021 LTIP.

(3)

The 2021 LTIP also provides that the number of Common Shares reserved for issuance under the 2021 LTIP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, in an amount equal to 4% of the total number of shares of the Registrant’s issued share capital on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the Registrant’s board of directors. The maximum number of Common Shares that may be issued on the exercise of incentive stock options under the Registrant’s 2021 LTIP is 7,600,000.

(4)

Represents Common Shares reserved for issuance under the 2021 ESPP. The number of Common Shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of Common Shares outstanding on December 31st of the preceding calendar year, and; and (ii) 760,000 shares; provided that the Registrant’s board of directors may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of Common Shares than would otherwise occur pursuant to the preceding sentence. The issuance of such Common Shares is not being registered on this Registration Statement.

(5)	Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the 2018 Plan.

(6)	Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the 2020 Plan.

(7)	Represents Common Shares reserved for issuance upon the exercise of outstanding options granted under the 2021 LTIP.

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $0.01, which is the weighted-average exercise price for outstanding options granted under the 2018 Plan, converted from Euro to United States Dollars on May 25, 2021 at a conversion rate of 1:1.22, (b) $5.98, which is the weighted-average exercise price for outstanding options granted under the 2020 Plan, converted from Euro to United States Dollars on May 25, 2021 at a conversion rate of 1:1.22, (c) $11.88, which is the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Stock Market LLC on May 25, 2021 and (d) $10.10, which is the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Stock Market LLC on May 25, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by LAVA Therapeutics N.V. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Prospectus dated March 26, 2021 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-1 (File No. 333-253795), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Shares which is contained in the Registrant’s Registration Statement on Form 8-A12B filed on March 18, 2021 (File No. 001-40241) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Common Shares contained in the Registration Statement on Form F-1 (File No. 333-253795).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Dutch law, the Registrant's directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the Registrant and to third parties for infringement of the Registrant's articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the Registrant's articles of association provide for indemnification of the Registrant's current and former directors and other current and former officers and employees as designated by the Registrant's board of directors. No indemnification under the Registrant's articles of association shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against the Registrant, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and the Registrant which has been approved by the Registrant's board of directors or pursuant to insurance taken out by the Registrant for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Registrant's prior consent.

Under the Registrant's articles of association, the Registrant's board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

In addition, the Registrant has entered, and intends to continue to enter, into indemnification agreements with each of its current directors and executive officers. These agreements provide for the indemnification of directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant, subject to certain exceptions.

The Registrant currently carries liability insurance for its directors and officers for securities matters.

The indemnification provisions in the Registrant’s articles of association and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers is sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference
		Schedule Form	File Number	Exhibit	Filing Date

4.1	English translation of Articles of Association of LAVA Therapeutics B.V. as they were in effect prior to completion of our corporate reorganization.	F-1/A	333-253795	3.1	March 18, 2021

4.2	English translation of Articles of Association of LAVA Therapeutics N.V. as they are in effect immediately following the completion of our corporate reorganization.	F-1/A	333-253795	3.2	March 18, 2021

5.1*	Opinion of NautaDutilh N.V., Dutch Counsel of the Registrant.

23.1*	Consent of PricewaterhouseCoopers Accountants N.V.

23.2*	Consent of NautaDutilh N.V., counsel of the Registrant (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Stock Option Plan (2018).	F-1/A	333-253795	10.5	March 18, 2021

99.2	U.S. Stock Option Plan (2020).	F-1/A	333-253795	10.6	March 18, 2021

99.3	Long-Term Incentive Plan (2021) and the forms of agreements thereunder.	F-1/A	333-253795	10.7	March 18, 2021

99.1	2021 Employee Share Purchase Plan.	F-1/A	333-253795	10.8	March 18, 2021

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Utrecht, the Netherlands on this 28th day of May, 2021.

LAVA THERAPEUTICS N.V.

By:	/s/ Stephen Hurly
Name: Stephen Hurly
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen Hurly and Edward F. Smith, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Hurly Stephen Hurly	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2021

/s/ Edward F. Smith Edward F. Smith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 28, 2021

/s/ Kapil Dhingra Kapil Dhingra, M.B.B.S.	Director and Chairperson of the Board	May 28, 2021

/s/ Erik J. van den Berg Erik J. van den Berg	Director	May 28, 2021

/s/ Joël J.P. Jean-Mairet Joël J.P. Jean-Mairet, Ph.D.	Director	May 28, 2021

/s/ Nanna Lüneborg Nanna Lüneborg, Ph.D.	Director	May 28, 2021

/s/ Stefan Luzi Stefan Luzi, Ph.D.	Director	May 28, 2021
/s/ Guido Magni, M.D., Ph.D. Guido Magni, M.D., Ph.D.	Director	May 28, 2021
/s/ Karen Wilson Karen Wilson	Director	May 28, 2021

Authorized Representative in the United States

Lava Therapeutics, Inc.

By:	/s/ Stephen Hurly
Stephen Hurly
Chief Executive Officer

May 28, 2021